
- --------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION       ---------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
- --------                                                                                              ---------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                           Filed pursuant to Section 16(a) of the  Securities                           Estimated average burden
                           Exchange Act of 1934, Section 17(a) of the Public  Utility  Holding          hours per response  ....0.5
                           Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940   ----------------------------
(Print or Type Responses)
- ----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
     Miller, III     Lloyd              I           (Month/Day/Year)       Anacomp, Inc.   ANCO
- -------------------------------------------------       07/06/00         ---------------------------------------------------------
    (Last)          (First)          (Middle)                           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-     X* Director           10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
   4550 Gordon Drive                                Reporting Person         Officer (give      Other (specify  --------------------
- -------------------------------------------------   (Voluntary)            title below)       below)         7. Individual or
                    (Street)                        ###-##-####         ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
   Naples            Florida           34102                                                                   ---
- ----------------------------------------------------------------------------------------------------------------------------------
    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      3,200 (1)                     I                   By Trust A-1,
                                                                                                       Advisor to Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      2,500 (1)                     I                   By Trust A-2,
                                                                                                       Advisor to Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                     14,100 (1)                     I                   By Trust A-3,
                                                                                                       Advisor to Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                    169,173 (1)                     I                   By Trust A-4,
                                                                                                       Advisor to Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      8,700 (1)                     I                   By UGMA f/b/o
                                                                                                       Alexandra Miller, Custodian
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                     91,323 (1)                     I                   By Trust C,
                                                                                                       Advisor to Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      5,800 (1)                     I                   By Trust f/b/o
                                                                                                       Catherine Miller,Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      2,000 (1)                     I                   By Trust Crider GST,
                                                                                                       Co-Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      1,000 (1)                     I                   By Wife
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      3,000 (1)                     I                   By Trust f/b/o
                                                                                                       Kimberly I. Miller,Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      4,000 (1)                     I                   By Trust Lloyd L. Miller LLC
                                                                                                       Manager
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      1,000 (1)                     I                   By Lloyd I. Miller GST,
                                                                                                       Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                      5,700 (1)                     I                   By UGMA f/b/o
                                                                                                       Lloyd I. Miller, IV f/b/o
                                                                                                       Custodian
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                    124,668 (1)                     I                   By Milfam I, L.P.,Manager
                                                                                                       of Managing General Partner
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                    169,152 (1)                     I                   By Milfam I, L.P., Manager
                                                                                                       of Managing General Partner
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                        550 (1)                     I                   By UGMA, Tyler,Dulmage,
                                                                                                       wife is custodian
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                        550 (1)                     I                   By Ugma, Wylie, Dulmage,
                                                                                                       wife is custodian
- ----------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                    124,375 (1)                     D
- ----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL  PERSONS  WHO  ARE  TO  RESPOND  TO THE  COLLECTION  OF
               INFORMATION  CONTAINED  IN THIS FORM ARE NOT  REQUIRED TO RESPOND
               UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
- ----------------------------------------------------------------------------------------------------------------------------------
   Warrants                         6/04/96  6/03/01   Common Stock              734(1)  $11.57          I        By Trust A-1,
                                                                                                                  Advisor to Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Warrants                         6/04/96  6/03/01   Common Stock          116,812(1)  $11.57          I        By Trust C,
                                                                                                                  Advisor to Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Warrants                         6/04/96  6/03/01   Common Stock            2,000(1)  $11.57          I        By Trust f/b/o
                                                                                                                  Catherine Miller,
                                                                                                                  Trustee
- ----------------------------------------------------------------------------------------------------------------------------------
   Warrants                         6/04/96  6/03/01   Common Stock            2,000(1)  $11.57          I        By UGMA
                                                                                                                  Lloyd I. Miller IV
                                                                                                                  f/b/o Custodian
- ----------------------------------------------------------------------------------------------------------------------------------
   Warrants                         6/04/96  6/03/01   Common Stock           11,989(1)  $11.57          I        By Milfam II, L.P.
                                                                                                                  Manager of
                                                                                                                  Managing General
                                                                                                                  Partner

- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal         Lloyd I. Miller, III                       Date
Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

*The reporting person was elected to the Board of Directors of Anacomp, Inc. on July 6, 2000.
(1)The reporting person disclaims beneficial ownership of these securities,  and this report shall not be deemed an admission  that the  reporting  person is the beneficial  owner of such  securities  for the  purpose of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)